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                                                                   EXHIBIT 10.18


                           SECOND AMENDMENT OF LEASE
                           -------------------------

     THIS SECOND AMENDMENT OF LEASE (this "Amendment") is entered into on this 1st day of July, 1997, by and between BEVERLY HILLS CENTER, LLC ("Landlord") and PREMIERE COMMUNICATIONS, INC. ("Tenant").

                             W I T N E S S E T H :

     WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement (the "Lease Agreement") dated May 12, 1996 covering approximately 6,952 square feet of rentable area on the eighth (8th) floor in the building (the "Building") commonly known as Allianz Financial Centre in Dallas, Texas;

     WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated as of August 1, 1996, (the Lease Agreement, as so amended, being hereinafter referred to as the "Lease"); and

     WHEREAS, Landlord and Tenant desire (i) to expand the Leased Premises to include an additional 2,016 square feet of rentable area (the "Expansion Space") on the eighth (8th) floor of the Building as outlined and hatched on the floor plan attached hereto as Exhibit A and incorporated herein for all purposes, and
                        ---------
(ii) to further modify the terms of the Lease as provided herein.

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

     1.  Leased Premises.  Effective as of the earlier date (the "Expansion
         ---------------
Commencement Date") to occur of (i) July 1, 1997, or (ii) the date upon which Tenant occupies the Expansion Space with the prior written consent of Landlord, the Leased Premises shall be expanded to include the Expansion Space so that the Leased Premises shall consist of approximately 8,968 square feet of rentable area located on the eighth (8th) floor of the Building, as outlined and hatched on Exhibit A attached hereto. As of the Expansion Commencement Date, Exhibit A
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to the Lease Agreement shall be superseded in its entirety by Exhibit A attached
                                                              ---------
hereto.

     2.  Base Rental.  Tenant's Base Rental with respect to the Expansion Space
         -----------
for the period commencing on the Expansion Commencement Date shall be $50,820.00, representing rental of $40,320.00 per year with respect to the Expansion Space and a riser fee (the "Riser Fee") of $10,500.00 per year (based upon Tenant's installation of seven and one-half (7-1/2) diameter inches of conduits or equivalent cable runs in the riser facilities of the Building, consisting of one and one-half diameter inches of grounding cable and two (2) water circulating pipes having a diameter of three (3) inches each) payable in equal monthly installments of $4,235.00 each; each such monthly installment shall be due and
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payable on the first day of each calendar month, monthly in advance without demand and without setoff or deduction whatsoever. In the event at Tenant's request Landlord permits Tenant to install additional conduits or equivalent cable runs, including any conduit required to be run in the air shafts or other building risers for generator, grounding, interconnection, HVAC and rooftop connections, Tenant shall pay an additional Riser Fee with respect to such additional installations in an amount equal to $250.00 per month per diameter inch during the term which expires on July 31, 2001, and thereafter at the then prevailing market riser fee rate.

     3.  Separate Meter.  The Expansion Space shall be separately metered, at
         --------------
Tenant's sole cost and expense, to measure Tenant's electrical consumption in the Expansion Space.

     4.  Base Operating Expenses Rate.  The Base Operating Expense Rate with
         ----------------------------
respect to the Expansion Space shall be equal to the Actual Operating Expense Rate for the 1997 calendar year.

     5.  Parking.  Effective as of the Expansion Commencement Date the Lease
         -------
shall be amended to reflect that (i) Tenant shall be entitled to one (1) additional reserved, covered parking space for the parking of one (1) vehicle, and (ii) Tenant's rental obligations with respect to such one (1) additional parking space shall be $120.00 (plus applicable taxes) per month.

     6.  Tenant Finish.
         -------------

     A. Tenant shall construct or have constructed in a first class and workmanlike manner the tenant finish improvements (the "Tenant Finish Work") to be constructed and installed in the Expansion Space. The Tenant Finish Work shall be constructed in accordance with plans and specifications (the "Plans") prepared or caused to be prepared by Tenant, at Tenant's sole cost and expense, and approved in advance, in writing, by Landlord, such approval not to be unreasonably withheld or delayed; provided, however, that Landlord shall be deemed to have reasonably withheld its consent if Landlord withholds its consent because any proposed tenant finish improvements negatively impacts any system of the Building, including without limitation, the Building's floor load-bearing requirements or its mechanical, electrical, plumbing or HVAC systems. The Tenant Finish Work shall be constructed in accordance with all applicable building laws and ordinances and all covenants, conditions and restrictions affecting the Project.

     B. Tenant shall not commence the construction of any portion of the Tenant Finish Work until Landlord has approved, in writing, the contractors who shall perform the Tenant Finish Work, including, without limitation, the mechanical, electrical and plumbing contractors, such approval not to be unreasonably withheld or delayed.

     C. Landlord shall permit Tenant and Tenant's agents to enter the Expansion Space prior to the Expansion Commencement Date in order that Tenant may perform the

                                      -2-
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Tenant Finish Work through Tenant's own contractors.  The foregoing license to enter prior to the Expansion Commencement Date is conditioned upon Tenant's workmen and mechanics working in harmony and not materially interfering with the labor employed by Landlord, Landlord's mechanics or contractors or with any other tenant or their contractors. Such license is further conditioned upon workers' compensation and public liability insurance and property damage insurance, all in amounts and with companies and on forms reasonably satisfactory to Landlord, being provided and at all times maintained by Tenant's contractors engaged in the performance of the Tenant Finish Work, and certificates of such insurance being furnished to Landlord prior to proceeding with the work. If at any time such entry shall cause material disharmony or interference to other tenants, contractors or labor for any reason whatsoever including, without limitation, strikes or other work stoppages and if Tenant has not caused such disharmony or interference to promptly cease following notice thereof to Tenant, then this license may be immediately revoked by Landlord until such disharmony or interference ceases. Such entry shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of the Tenant Finish Work prior to or after the Expansion Commencement Date, the same being solely at Tenant's risk.

     D. Tenant shall indemnify and hold Landlord harmless from and against any and all demands, liability, liens, claims, losses, costs and expenses (including reasonable attorneys' fees) relating to or arising from the design, construction and installation of the Tenant Finish Work. Notwithstanding the fact that Landlord may, from time to time, review all applicable plans and specifications and monitor the progress of the Tenant Finish Work, Landlord shall have no obligation or liability to Tenant relating to or arising from the workmanship or materials employed in the construction and preparation of the Tenant Finish Work and the related space planning and architectural services.

     E. The costs and expenses of installing and constructing the Tenant Finish Work shall be borne solely by Tenant; provided, however, that Landlord shall provide to Tenant an allowance (the "Finish Allowance") with respect to the construction of the Tenant Finish Work in an amount equal to the product of Three and No/100 Dollars ($3.00) multiplied by the number of rentable square feet of area located in the Expansion Space. The Finish Allowance shall be disbursed to Tenant as follows:

     (i) One-half (1/2) of the Finish Allowance shall be paid to Tenant within thirty (30) days following (a) the completion of one-half (1/2) of the Tenant Finish Work, as reasonably determined by a representative of Landlord, and (b) Tenant's delivery to Landlord of the paid bills or invoices for such work and unconditional releases or waivers of mechanic's and materialmen's liens from all parties who have furnished materials or services or performed labor of any kind in connection with the Tenant Finish Work; and

     (ii) The remainder of the Finish Allowance shall be paid to Tenant within thirty (30) days following (a) the final completion of the Tenant Finish

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     Work, as reasonably determined by a representative of Landlord, and (b)
     Tenant's delivery to Landlord of the paid bills or invoices for such work and final unconditional releases or waivers of mechanic's and materialmen's liens from all parties who have furnished materials or services or performed labor of any kind in connection with the Tenant Finish Work.

Tenant shall be entitled only to that portion of the Finish Allowance which is evidenced by paid bills or invoices for Tenant Finish Work actually performed by third parties, and any unused portion of the Finish Allowance as of the Expansion Commencement Date shall be the sole and exclusive property of Landlord.

     8.  Miscellaneous.
         -------------

     (a) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.

     (b) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

     (c) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.

     (d) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Expansion Space or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

     IN WITNESS WHEREOF,.the parties hereto have caused this Amendment to be executed on the day and year first written above.


                                       LANDLORD:
                                       --------

                                       BEVERLY HILLS CENTER, LLC


                                       By: /s/
                                           -----------------------------
                                       Name:
                                             ---------------------------
                                       Title:
                                              --------------------------


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                                       TENANT:
                                       ------

                                       PREMIERE COMMUNICATIONS, INC.,
                                       a Florida corporation



                                       By: /S/ Patrick G. Jones
                                           ---------------------
                                       Name: Patrick G. Jones
                                             -----------------
                                       Title: Sr. V.P.
                                              ---------

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                                   EXHIBIT A

                                  Floor Plan